Exhibit 10.3

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment Agreement is entered into this First day of July , 2003 by and between Borland Software Corporation, a Delaware corporation (the “Company”), and Dale L. Fuller (the “Executive”).

WHEREAS, the Company and the Executive have entered into a formal employment agreement dated as of January 1, 2001 (the “Employment Agreement”).

           WHEREAS, the terms of the Employment Agreement provide for incentive compensation to the Executive in the form of a monthly bonus payment equal to a percentage of his annual base salary and tied to the attainment of performance objectives.

           WHEREAS, the Compensation Committee of the Company’s Board of Directors has recently increased the Executive’s annual base salary by a substantial amount and implemented a new incentive compensation plan pursuant to which the Executive’s incentive compensation is to be determined each year pursuant to a formal process involving the establishment of his target bonus for the year and the specification of the performance objectives which the Company must attain for that year in order for that incentive compensation to be paid.

           WHEREAS, the Company and the Executive deems it advisable to amend the terms of the Employment Agreement in order to reflect the impact which those recent changes to the Executive’s compensation will have upon his bonus entitlement and severance benefits under the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein, the Company and the Executive, intending to be legally bound hereby, hereby agree as follows:

1. Section 3(a) of the Agreement is hereby amended in its entirety to read as follows:

“(a) Annual Salary: Effective as of July 1, 2003 and continuing during the remainder of the Term, the Company shall pay the Executive an Annual Salary at a rate of no less than $1,200,000.00 per annum, in accordance with the Company policy applicable to senior executives. The Executive’s Annual Salary shall be reviewed from time to time by the Compensation Committee of the Board and may be increased (but not thereafter decreased) in its sole discretion (the Annual Salary in effect from time to time being referred to herein as the “Annual Salary”).”

2. Section 3(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(b) Bonus. Effective with the Company’s 2003 fiscal year and continuing during the remainder of the Term, the incentive compensation to which the Executive shall be entitled each year will be determined solely and exclusively pursuant to the terms of the Company’s Incentive Compensation Plan for Chief Executive Officer (the “ICP”), and the Executive shall not be entitled to any other bonus or incentive compensation payments pursuant to the terms of this Agreement.”

3. Section 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

“4. Benefits Upon Termination by Company: If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive shall only be entitled to receive any earned but unpaid Annual Salary or unreimbursed expenses through the date of termination, and no other payments or benefits shall be made or provided to the Executive or his estate hereunder. If the Executive’s employment is terminated by the Company for any reason other than for Cause, then, in lieu of any other payments or benefits hereunder, the Executive shall receive (i) any earned but unpaid Annual Salary or unreimbursed expenses through the date of termination and (ii) subject to Section 6 hereof, a cash lump sum equal to the Annual Salary then in effect for him (such amount shall be calculated without regard to any reduction to Annual Salary made in breach of this Agreement). Subject to Section 6, amounts payable pursuant to this Section 4 shall be paid to the Executive, or his estate, as the case may be, within five business days after the date the Executive’s employment with the Company is terminated. Notwithstanding anything in this Agreement to the contrary, any amounts payable hereunder in the event of (i) the Executive’s death shall be reduced (but not below zero) by the proceeds of any Company paid life insurance received by or on behalf of the Executive’s spouse, issue, estate or any beneficiary designated by the Executive and in the event of (ii) the Executive’s disability shall be reduced (but not below zero) by the annualized amount payable to the Executive pursuant to the Company’s long-term disability program then in effect.”

4. Section 5 of the Employment Agreement is hereby amended in its entirety to read as follows:

“5. Benefits Upon Termination by Executive: If the Executive’s employment with the Company is terminated by the Executive other than by reason of a Constructive Termination, the Executive shall only be entitled to receive any earned but unpaid Annual Salary or unreimbursed expenses through the date of termination, and no other payments or benefits shall be made or provided to the Executive hereunder. If the Executive’s employment with the Company is terminated by the Executive by reason of a Constructive Termination, then in lieu of any other payments or benefits hereunder, the Executive shall receive (i) any earned but unpaid Annual Salary or unreimbursed expenses through the date of termination and (ii) subject to Section 6 hereof, a cash lump sum equal to the Annual Salary then in effect for him (such amount shall be calculated without regard to any reduction to Annual Salary made in breach of this Agreement). Subject to Section 6, amounts payable pursuant to this Section 5 shall be paid to the Executive within five business days after the date the Executive terminates his employment with the Company.”

5. Section 18 of the Employment Agreement is hereby amended in its entirety to read as follows:

“18. Entire Agreement: This Agreement, together with the ICP, constitutes the entire agreement with respect to Executive’s employment relationship with the Company and merges and supersedes all prior agreements with respect to the Executive’s employment relationship with the Company, with the exception of (i) the agreement described in Section 8, (ii) any agreements (including the provisions of Section 3(c) of the Prior Agreement) between the Executive and the Company pursuant to which the Executive has been granted stock options and other equity-based awards and (iii) any agreements entered into simultaneously with this Agreement.”

6. Executive freely consents to the changes to the Employment Agreement and his compensation and benefits thereunder effected by this Amendment Agreement and hereby agrees that such changes shall not constitute grounds for a Constructive Termination of his employment for purposes of such Employment Agreement. Accordingly, no benefits shall accrue to Executive under Section 5 of the Employment Agreement by reason of this Amendment Agreement.

7. Except as modified by this Amendment Agreement, all the terms and provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first indicated.

BORLAND SOFTWARE CORPORATION
By: /S/ KENNETH R. HAHN

Title: CHIEF FINANCIAL OFFICER

EXECUTIVE
/S/ DALE L. FULLER

Dale L. Fuller